Exhibit 99.1

COMERICA TO PARTICIPATE IN THE U.S. TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

DALLAS/October 27, 2008 – Comerica Incorporated (NYSE: CMA) today announced it has received preliminary approval from the U.S. Treasury Department (“Treasury”) to participate in the Treasury’s Capital Purchase Program in the amount of $2.25 billion.  This participation is expected to raise Comerica’s Tier 1 capital ratio from an estimated 7.35 percent at September 30, 2008, to 10.35 percent. Final approval from the Treasury is subject to standard closing conditions.

“Comerica’s financial strength and strong focus on customers is further enhanced through our participation in the Treasury program,” said Ralph W. Babb Jr., chairman and chief executive officer.  “It is prudent to bolster our already strong capital levels in this uncertain economic environment. Our participation in the Treasury program provides us added flexibility in continuing to invest in our growth markets. We anticipate this would include making loans to new and existing relationship customers, with the appropriate loan pricing and return hurdles in place to optimize our loan portfolio.”

Comerica’s outlook for overall credit performance for the remainder of 2008 remains stable and is unchanged.  As previously announced, it is the intention of the Comerica Incorporated Board of Directors to reduce the quarterly dividend by 50 percent commencing with the fourth quarter 2008 dividend (payment date of January 1, 2009 for shareholders of record on December 15, 2008).

The new capital consists of senior preferred stock with a 5 percent dividend for each of the first five years of the investment, and 9 percent thereafter, unless Comerica redeems the shares. The Treasury will also receive 10-year warrants for common stock in the amount of 15 percent of the preferred stock investment. A summary of the capital purchase program can be found on the Treasury’s Web site at http://www.ustreas.gov/initiatives/eesa/.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $65.2 billion at September 30, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contacts:	Investor Contacts:
Wendy Walker	Darlene Persons
(214) 462-6669	(214) 462-6831

Wayne Mielke	Walter Galloway
(214) 462-4463	(214) 462-6834